Exhibit 99.1

For Immediate Release
Claudia Jones or Elizabeth Foster of Neurocrine Biosciences
(858) 658-7600

NEUROCRINE BIOSCIENCES ACQUIRES WYETH’S INDIPLON
ROYALTY STREAM

COMPANY TO HOST CONFERENCE CALL AND WEBCAST FRIDAY, FEBRUARY 27, 2004

San Diego, CA, February 26, 2004, - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced it has purchased from Wyeth (NYSE:WYE) all of Wyeth’s financial interest in indiplon, Neurocrine’s late stage clinical development compound for the treatment of insomnia. Neurocrine will now retain all milestone, royalty and other payments on indiplon commercialization that would have otherwise been payable to Wyeth. The transaction also provides Neurocrine ownership and control over the indiplon composition of matter patent which expires in 2020.

The transaction is valued at approximately $95 million, with $50 million payable in cash and $45 million payable in Neurocrine common stock at a 15 day average price preceding the signing of the agreement. The stock will have certain registration rights and otherwise be salable under Rule 144 upon the termination of applicable holding periods.

“The acquisition of the indiplon royalty stream from Wyeth has important strategic value for Neurocrine and its shareholders. This transaction leverages our strong cash and equity currency to bolster future earnings. Our indiplon royalty obligations of six percent are now reduced to three and one-half percent and will be accretive to earnings in our first year of commercialization,” said Gary Lyons, President and Chief Executive Officer of Neurocrine Biosciences.

Upon approval of the transaction Wyeth will assign to Neurocrine its license agreement with DOV and all of Wyeth’s right, title and interest in and to the indiplon composition patent filed by Neurocrine in Wyeth’s name. Wyeth’s financial interest in indiplon arises out of a 1998 license agreement between Wyeth and DOV Pharmaceutical, Inc. (NASDAQ:DOVP) in which Wyeth licensed the indiplon technology to DOV Pharmaceutical in exchange for milestone payments and royalties on future sales of indiplon.

Neurocrine signed an exclusive license and development agreement with DOV in 1998 for indiplon and all therapeutic indications of this compound. In 2002, Neurocrine entered a worldwide agreement with Pfizer (NYSE:PFE) for the development and commercialization of indiplon for the treatment of insomnia.

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Indiplon is a unique non-benzodiazapine agent that acts on a specific site of the GABA-A receptor. Indiplon has been shown to bind selectively to the specific subtype of GABA-A receptors within the brain believed to be responsible for promoting sleep. There are two formulations of indiplon, immediate release and modified release. Both formulations are being studied in clinical trials to address different types of sleep problems.

Neurocrine is conducting one of the most comprehensive clinical programs in insomnia to address the multiple needs of younger and older adult patients with insomnia such as sleep initiation, sleep maintenance, and the need for chronic usage. Neurocrine has initiated and is completing all of its Phase III safety and efficacy trials to support a New Drug Application (NDA) for the two formulations, expected in the first half of 2004 for indiplon for multiple insomnia indications. The Phase III program alone will have data from approximately 5,000 patients with different types of insomnia. Indiplon was licensed from DOV Pharmaceutical in 1998.

Insomnia is a prevalent condition in the United States, with nearly one-half of the adult population reporting trouble sleeping a few nights per week or more, according to the National Sleep Foundation’s (NSF) Sleep in America Poll 2002. Approximately 35 percent of the adult population reports that they have experienced insomnia every night or almost every night within the past year. Insomnia remains a disorder with high unmet medical needs, including prolonged awakenings during the night with difficulty falling back to sleep.

This transaction is contingent upon the approval of Wyeth’s Board of Directors and the requirements of the Hart-Scott-Rodino Antitrust Improvements Act.

Neurocrine will host a live Conference Call and Webcast to further discuss its purchase of Wyeth’s financial interest in indiplon on Friday, February 27, 2004 at 11:00 AM EST / 8:00 AM PST. Participants may access the live Conference Call by dialing 1-800-245-3043 (US) or 785-832-1508 (International) and using the access code of NBIX. The call can also be accessed via the webcast through the Company’s website at www.neurocrine.com. A replay of the call will be available approximately 2 hours after the call concludes and can be accessed by dialing 1-888-566-0831 (US) or 402-220-0121 (International). The call will be archived until March 12, 2004.

Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, certain female and male disorders, anxiety, depression, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, and autoimmunity. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com

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Wyeth Pharmaceuticals, a division of Wyeth, has leading products in the areas of women’s health care, cardiovascular disease, central nervous system, inflammation, hemophilia, oncology and vaccines.  Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies.  It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide.  The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

DOV Pharmaceutical, Inc. is a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular and urological, that involve alterations in neuronal processing. The company has six product candidates in clinical trials addressing therapeutic indications with significant unmet needs.

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with the Company’s indiplon clinical development program and planned regulatory activities. Specifically, the risks and uncertainties the Company faces with respect to its indiplon program include, but are not limited to, risk that indiplon may not successfully proceed through Phase III clinical trials or Phase III clinical trials may fail to demonstrate that indiplon is safe and effective in treating humans; risk that the Company may not complete indiplon Phase III clinical trials on the Company’s projected timelines for various reasons, including the possibility that patient recruitment may be slower than expected; risk that the clinical investigators and contract research organizations upon which the Company relies to conduct its clinical programs may not be diligent, careful or timely, and may make mistakes, in the conduct of the programs; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply and compliance with regulatory requirements for marketing approval; risk that the Company may not successfully co-ordinate the completion and submission of planned regulatory filings on the Company’s projected timelines; risk that the Company may not receive regulatory approval for indiplon or approval may be delayed; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; risk that the Company will be unable to raise additional funding required to complete development of all of its product candidates; and the other risks described in the Company’s Form 10-K for the year ended December 31, 2002, the Company’s most recent report on Form 10-Q and the Company’s final prospectus supplement and accompanying prospectus relating to its recent offering. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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